Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Safe and Green Development Corporation

(Exact Name of Registrant as Specified in its Charter)

Table1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)		Proposed Maximum Offering Price per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	2,168,750	(4)	$1.20	$2,602,500	0.00014760	$385
Total Offering Amounts						$2,602,500		$385
Total Fee Offsets								—
Net Fee Due								$385

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, which become issuable under the 2023 Incentive Compensation Plan (the “2023 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of our outstanding shares of common stock.

(2)	The 2023 Plan provides that additional shares will automatically be added to the shares authorized for issuance under the 2023 Plan on January 1 of each calendar year for a period of ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in a number of shares of common stock equal to 4.5% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year; provided, however that the Registrant’s Board of Directors may act prior to January 1 of a given calendar year to provide that the increase for such year will be a lesser number of shares of common stock.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high ($1.24) and low ($1.16) sales prices per share of the common stock on the Nasdaq Capital Market on October 20, 2023.

(4)	Represents 2,168,750 shares of common stock available for future issuance under the 2023 Plan. Does not include 1,831,250 shares issuable pursuant to outstanding restricted stock units which were issued pursuant to Section 4(a)(2) and/or Rule 701 of the Securities Act.